EXHIBIT 23.1

CONSENT OF LATHAM & WATKINS LLP

This consent is being rendered in connection with the filing of a report on Form 6-K by TotalEnergies SE, a societas europaea organized under the laws of the Republic of France (the “Company”), on April 5, 2024, with respect to the sale by TotalEnergies Capital, a wholly-owned subsidiary of the Company, of $1,250,000,000 aggregate principal amount of its 5.150% Notes due 2034 (the “2034 Notes”), $1,750,000,000 aggregate principal amount of its 5.488% Notes due 2054 (the “2054 Notes”) and $1,250,000,000 aggregate principal amount of its 5.683% Notes due 2064 (together with the 2034 Notes and the 2054 Notes, the “Notes”). We hereby consent to the reference to our firm under the heading “Legal Matters” in the preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 2, 2024 and the final prospectus supplement filed by the Company with the SEC on April 4, 2024, in each case relating to the sale by TotalEnergies Capital of the Notes. In giving such consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Dated: April 5, 2024

Very truly yours,

/s/ Latham & Watkins LLP